EXHIBIT 10(e)(30)

Annual Performance Incentive Plan for 2018 (“2018 APIP”)
Under the 2018 APIP, executive officers of the Company are eligible to receive performance related cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee approved incentive opportunities for 2018, expressed as a percentage of base salary for each participating officer. The Committee also established overall threshold, target and maximum performance metrics and payout ranges for the 2018 APIP. Additionally, the Committee established an opportunity for an individual performance component whereby the Committee has the authority to increase or decrease an award based on individual performance. The performance measures and weightings are: constant currency revenue growth (adjusted to exclude the impact of changes in the translation of foreign currencies into U.S. dollars) (weighted at 33.3%), adjusted pre-tax income (weighted at 33.3%) and free cash flow (weighted at 33.3%).

Individual awards will be subject to the review and approval of the Committee following the completion of the 2018 fiscal year, with payment to be made within the first four months of 2019.